Exhibit 10.14
FIRST AMENDMENT TO LICENSE AGREEMENT
This First Amendment to License Agreement (the “First Amendment”) is effective as of January 1st, 2026 (the “First Amendment Effective Date”) and is between NET Power, LLC, a Delaware limited liability company, having an office at 406 Blackwell Street, 4th Floor, Durham, NC (“NET Power”), Nuovo Pignone S.r.l. (“BH”) and Nuovo Pignone International, S.r.l (“NPI”), and amends the License Agreement entered as of February 3, 2022 (the “Agreement”), by and between NET Power, NPI, and Nuovo Pignone Tecnologie S.r.l. BH, NPI and NET Power are referred to herein as the “Parties” and each as a “Party”.
RECITALS
Whereas, NPI, NET Power and Nuovo Pignone Tecnologie S.r.l. entered into the Agreement for the purpose of licensing certain intellectual property to develop, manufacture, and sell turbo expanders, including combustors for use in power plants;
Whereas, NPI, NET Power, Nuovo Pignone Tecnologie S.r.l. and Rice Acquisition Holdings II LLC, and Rice Acquisition Corp. II are party to an Amended and Restated Joint Development Agreement, made as of December 13, 2022 (the “A&R JDA”), for the purpose of developing, manufacturing, and selling turbo expanders, including combustors for use in power plants, which the parties to such A&R JDA suspended pursuant to that certain letter of agreement dated January 22, 2026, as varied by Variation Agreement No. 1 dated March 31, 2026 and Variation Agreement No. 2 dated June 4, 2026 (the “Suspension Letter”), and which such parties are indefinitely suspending pursuant to a Suspension Agreement of even date herewith (the “Suspension Agreement”);
Whereas, the suspension of the A&R JDA arises solely from changed market and economic conditions and NET Power’s business judgment, and not from any breach, default, or failure of performance by any Party under the A&R JDA, the License Agreement, or otherwise;
Whereas, contemporaneously with the execution of this First Amendment, the Parties and certain of their affiliates are entering into the Suspension Agreement, which includes a mutual release of certain claims arising on or prior to the Suspension Date (as defined in the Suspension Agreement), from each of which (and from any release contained in the Commercial Agreement Suspension) the rights and obligations of the Parties under this First Amendment are expressly excluded and shall remain in full force and effect in accordance with the terms hereof;
Whereas, contemporaneously with the execution of this First Amendment, NET Power and NPI are entering into a suspension of the Commercial Agreement (the “Commercial Agreement Suspension”);
Whereas, effective January 1, 2026, Nuovo Pignone Tecnologie S.r.l. has been merged by incorporation into its sole shareholder and controlling company, Nuovo Pignone S.r.l., pursuant to and in accordance with Article 2501 and following of the Italian Civil Code, and that all active and passive relationships have been transferred, as a result of the merger, to the incorporating company Nuovo Pignone S.r.l., and, as such, BH is the successor to Nuovo Pignone Tecnologie

S.r.l.; and
Whereas, the Parties desire to amend the terms of the License Agreement to update other terms of the License Agreement in light of the suspension of the A&R JDA.
Now, therefore, on the basis of the Parties’ representations, and in consideration of the foregoing promises and mutual covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I – AMENDMENT OF THE AGREEMENT
1.    Terms. Capitalized terms used in this First Amendment and not defined herein shall have the respective meanings given to such terms in the Agreement. References to sections are references to sections of the License Agreement and not of this First Amendment. All references to Nuovo Pignone Tecnologie S.r.l., including references to BH, shall be deemed to be references to BH.
2.    Reaffirmation of Representations and Warranties. Each of NET Power, BH, and NPI hereby reaffirms that, as of the First Amendment Effective Date, all representations and warranties made by such Party in Article 6 of the Agreement are true and correct, to such Party’s knowledge, in each case, as of the First Amendment Effective Date.
3.    Effects of First Amendment. This First Amendment amends the License Agreement solely to the extent expressly provided below as of the First Amendment Effective Date. In all other respects, the Agreement continues in full force and effect and is ratified in all respects. Any references in the Agreement to the “Agreement” will be deemed to mean the Agreement as amended by this First Amendment. The provisions of the Agreement apply to this First Amendment. If there is a conflict between the provisions of this First Amendment and the Agreement, the provisions of this First Amendment control.
4.    Amendments.
4.1    Amendment to Section 1.4. Section 1.4 is hereby amended by deleting it in its entirety and replacing it with the following:
1.4     “BH Key Process Equipment Package” or “KPEP” means an equipment package that includes (i) a Turbo Expander and, at BH’s option (ii) may include one more of the following: low pressure recycle compressors, high pressure recycle compressors, CO2 hot gas recycle compressors, CO2 recycle pumps, oxidant pumps, fuel gas compressors, combustor(s), generator, flywheel, and gland seal compressors, and local control panel(s) of the foregoing, in all cases as configured for implementation of, or use in, a Power Plant.
4.2    New Section 1.40. A new Section 1.40 is hereby added:
1.40 “BH Confidential Information” means any and all materials and/or information, whether of a technical, business or other nature, which BH and/or NPI makes available or is otherwise available to Net Power in connection with this Agreement, including BH’s Background IP (as defined in Section 2.5(a)), KPEP IP Generated by NET Power pursuant to Section 2.5(b)(ii) and BH-Generated IP pursuant to Section 2.5.(b)(iii), reports and updates provided by BH and/or NPI to NET Power, and information relating to the technology, software, data, products, services, designs, methodologies, Trade Secrets, business structure, finances, business plans, marketing plans, customers, prospects or other affairs of BH and/or NPI, whether written or oral, and whether or not such information is marked “confidential” or is otherwise identified in writing as confidential at the time of disclosure. For the purposes of this Agreement, BH Confidential Information shall include any non-public information that has been made available to BH and/or NPI by third parties that BH and/or NPI, as applicable, is obligated to keep confidential.
4.3    New Section 1.41. A new Section 1.41 is hereby added:
1.41 “BH Sensitive Information” means BH Confidential Information that is intended to only be disclosed to certain individuals and/or job functions and identified accordingly by BH and/or NPI in writing.
4.4    New Section 1.42. A new Section 1.42 is hereby added:
1.42 “NET Power Confidential Information” means any and all materials and/or information, whether of a technical, business or other nature, which NET Power makes available or is otherwise available to BH and/or NPI in connection with this Agreement, including NET Power’s Background IP (as defined in Section 2.5(a)), Non-KPEP IP Generated by NET Power pursuant to Section 2.5.(b)(i) and information relating to the technology, software, data, products, services, designs, methodologies, Trade Secrets, business structure, finances, business plans, marketing plans, customers, prospects or other affairs of NET Power, whether written or oral, and whether or not such information is marked “confidential” or is otherwise clearly identified in writing as confidential at the time of disclosure. For the purposes of this Agreement, NET Power Confidential Information shall include any nonpublic information that has been made available to NET Power by third parties that NET Power is obligated to keep confidential.
4.5    New Section 1.44. A new Section 1.44 is hereby added:
1.44 “Confidential Information” means BH Confidential Information and NET Power Confidential Information. The term “Confidential Information”, and each of the terms “BH Confidential Information” and “NET Power Confidential Information”, shall not be deemed to include information which (i) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available to the public; (ii) is known by the Receiving Party at the time of receiving such information from the Disclosing Party, without any obligation to keep such information confidential, as evidenced by the Receiving Party’s contemporaneous written records; (iii) is hereafter furnished to the Receiving Party by a third party, as a matter of right and without restriction on disclosure by such third party; (iv) is independently developed by the Receiving Party without any breach of this Agreement or use of Confidential Information of the Disclosing Party, as evidenced by the Receiving Party’s contemporaneous written records; or (v) is the subject of a prior written permission to disclose provided by the Disclosing Party.
4.6    New Section 1.45. A new Section 1.45 is hereby added:
1.45 “Disclosing Party” means (i) with respect to BH Confidential Information, BH and/or NPI and (ii) with respect to NET Power Confidential Information, NET Power.
4.7    New Section 1.46. A new Section 1.46 is hereby added:
1.46 “Receiving Party” means (i) with respect to BH Confidential Information, NET Power, and (ii) with respect to NET Power Confidential Information, BH and/or NPI.
4.8    New Section 1.47. A new Section 1.47 is hereby added:
1.47 “Generate” means to conceive, develop, create, reduce to practice, author or otherwise generate.

4.9    New Section 1.49. A new Section 1.49 is hereby added:
1.49 “Licensed IP Enhancement” means any modification, derivative, improvement, or other enhancement of any Licensed IP, including all Intellectual Property or Technical Information describing or embodying the same.
4.10    New Section 1.50. A new Section 1.50 is hereby added:
1.50 “Process IP” means all Intellectual Property and Technical Information that describes, embodies, or protects any process, method, workflow, operating procedure, or system-level functionality of the NET Power Platform, but excluding any Intellectual Property and Technical Information that describes, embodies, or protects the BH Key Process Equipment Package or any component thereof.
4.11    Amendment to Section 2.1(a). Section 2.1(a) is hereby amended by deleting it in its entirety and replacing it with the following:
(a)     Grant of License: In addition to and not in lieu of any other rights or licenses granted to BH hereunder, NET Power (in each case, solely to the extent that NET Power Controls such Intellectual Property) hereby grants to BH and its Affiliates a worldwide, perpetual, irrevocable, royalty-free, transferable, sublicensable (through one or more tiers), right and license (a) under all Licensed IP to research, design, develop, make, have made, use, modify, and import Licensed Products, and (b) to reproduce, create derivative works of, distribute, publicly perform and publicly display (but only with respect to marketing and sales information clearly marked as intended for public dissemination), digitally transmit, and otherwise use all Technical Information included in the Licensed IP in any medium or format, whether now known or hereafter discovered, in all cases of (a) and (b), in connection with any internal research and development activities of BH and its Affiliates with respect to the development of Licensed Products, including the right to use, disclose, and provide access to the Licensed IP and such Technical Information to any employee, contractor, agent, or authorized representative of BH or any Affiliate of BH, in each case acting on behalf of BH or any Affiliate of BH for such internal research and development purposes.
4.12    Amendment to Section 2.3. Section 2.3 is hereby amended by deleting it in its entirety and replacing it with the following:
(a)     NET Power Industrial Plant License. In addition to and not in lieu of any other rights or licenses granted to BH hereunder, NET Power hereby grants to BH and its Affiliates a worldwide, perpetual, irrevocable, royalty-free, transferable, sublicensable (through one or more tiers), right and license (i) under all Licensed IP to: (A) make, have made, and import Industrial Products, (B) market, sell, have sold and offer for Sale Industrial Products; (C) distribute and Sell Industrial Products, and (D) use and modify Industrial Products for purposes of Sales, support, and maintenance; and (ii) to reproduce, create derivative works of, distribute, publicly perform and publicly display, digitally transmit, and otherwise use Technical Information included in the Licensed IP in any medium or format, whether now known or hereafter discovered, in all cases of (i) and (ii), only with or in connection with Industrial Plants.
In addition to and not in lieu of any other rights or licenses granted to BH hereunder, NET Power hereby grants to BH and its Affiliates a worldwide, perpetual, irrevocable, royalty-bearing (solely as set forth in Exhibit C), transferable, sublicensable (through one or more tiers), right and license under all Licensed IP and Technical Information included in the Licensed IP to install and commercially operate Industrial Plants and derivatives thereof.

For the avoidance of doubt, with reference to the royalty-bearing license under the second paragraph of this Section 2.3(a), a royalty determined in accordance with Exhibit C will be payable to NET Power in respect of each Industrial Plant that incorporates Industrial Products made, made on behalf of, imported, distributed, or Sold by BH or any of its Affiliates, such royalty accruing upon the commercial operation of each such Industrial Plant. Where BH or any of its Affiliates Sells Industrial Products under the first paragraph of this Section 2.3(a) to a third party for incorporation into an Industrial Plant that will be, to the knowledge of BH, commercially operated by a third party in a way that practices the Licensed IP, BH, or its applicable Affiliate, will include in the terms of such Sale a sublicense under the second paragraph of this Section 2.3(a), effective if and when such third party or its transferee commercially operates such Industrial Plant in a way that practices the Licensed IP, obligating such operator to pay the royalty determined in accordance with Exhibit C. BH will structure any such royalty obligation in a way that NET Power has a cause of action against, and may directly pursue, the third party for non-payment of the royalty obligation (e.g., by making NET Power a third-party beneficiary in the sublicense between BH and the third party). BH is not a guarantor of, and will not be responsible for, the payment of any royalty by any third party; NET Power’s sole recourse for a third party’s non-payment under a sublicense granted in accordance with this paragraph will be against that third party. Nothing in this paragraph limits BH’s rights under the first paragraph of this Section 2.3(a) to make, have made, import, market, offer for Sale, distribute, or Sell Industrial Products on a royalty-free basis.(b) Industrial Plant License NET Power Exclusivity Grant and Conditions. Subject to Sections 2.7 (R&D), 2.8 (third-party solicitation), 2.9 (loss of exclusivity), the rights and licenses in Section 2.3(a) are and shall be deemed to be exclusive (even as to NET Power) with respect to Industrial Products, provided, however, that NET Power shall retain a non-exclusive right to market and promote Industrial Products manufactured by BH and its Affiliates for use in connection with and as a part of the NET Power Platform.
4.13    Amendment to Section 2.5. Section 2.5 is hereby amended by deleting it in its entirety and replacing it with the following:
2.5     Intellectual Property and Derivative Works.
(a)     Background IP. All Intellectual Property and Technical Information owned by each of NET Power, BH, and NPI prior to January 1st, 2026, including Intellectual Property and Technical Information that was Generated in accordance with the A&R JDA, shall continue to be owned by NET Power, BH, and NPI, respectively (collectively, “Background IP”).
(b)     Derivative Works. Commencing on January 1st, 2026:
(i)     Non-KPEP IP Generated by NET Power. NET Power shall exclusively own all right, title and interest in and to all Licensed IP Enhancements Generated by or on behalf of NET Power, without the use of any BH Confidential Information, that are not modifications, derivatives, improvements, or other enhancements of KPEP (including all possible variants of KPEP).
(ii)     KPEP IP Generated by NET Power. BH shall exclusively own all right, title and interest in and to all Licensed IP Enhancements, Intellectual Property, and Technical Information Generated by or on behalf of NET Power using BH Confidential Information that are related to, modifications, derivatives, improvements, or other enhancements of KPEP (including all possible variants of KPEP). NET Power shall promptly disclose to BH in writing to the recipients set forth in Exhibit B any such Licensed IP Enhancements, and such disclosure shall include such reasonable technical descriptions, documentation, and information as are necessary to enable BH to understand, protect, defend, and exploit such Licensed IP Enhancements.

(iii) BH-Generated IP. BH shall exclusively own all right, title and interest in and to all: i) Licensed IP Enhancements Generated by or on behalf of BH and its Affiliates, and ii) all other Intellectual Property and Technical Information Generated by or on behalf of BH and its Affiliates.
(iv)     License to NET Power to Process IP Generated by BH. In addition to and not in lieu of any other rights or licenses granted to NET Power hereunder, BH hereby grants to NET Power a non-exclusive, perpetual, worldwide, royalty-free, sublicensable (through one or more tiers), transferable license to any Process IP Generated by or on behalf of BH that are not modifications, derivatives, improvements, or other enhancements to KPEP solely in connection with NET Power’s exercise of its rights under this Agreement, including the development, manufacture, and commercialization of Licensed Products.
(v)     License to BH to Process IP Generated by NET Power. In addition to and not in lieu of any other rights or licenses granted to BH hereunder, NET Power hereby grants to BH a non-exclusive, perpetual, worldwide, royalty-free, sublicensable (through one or more tiers), transferable license to any Process IP Generated by or on behalf of NET Power solely in connection with BH’s exercise of its rights under this Agreement, including the development, manufacture, and commercialization of Licensed Products. NET Power shall promptly disclose to BH in writing to the recipients set forth in Exhibit B any such Process IP Generated by or on behalf of NET Power, and such disclosure shall include such reasonable technical descriptions, documentation, and information as are necessary to enable BH to fully enjoy its rights under this Agreement.
(vi)     Notwithstanding anything to the contrary herein, no license set forth in this Agreement grants to NET Power any right to manufacture or have manufactured any KPEP.
4.14    Amendment to Section 2.6. Section 2.6 is hereby amended by deleting it in its entirety and replacing it with the following:
2.6     Reservation of Rights. Except for the express rights and licenses granted by BH and NET Power hereunder, each Party reserves all right, title, and interest in and to all of its respective Intellectual Property, and no Party grants any license by implication, estoppel, or otherwise. By way of example, (a) no right for BH or any third party to “use” the Licensed Products is granted hereby (other than as expressly granted in the License Grants set forth in Section 2.1-2.4), (b) except for the expressly granted rights, no right to make, have made, use, Sell, offer for Sale, import, or otherwise commercialize Turbo Expanders or other Licensed Products, or for NET Power to receive access to or a license to or under any other Intellectual Property or Technical Information of BH or its Affiliates, is granted by BH or its Affiliates to NET Power hereunder, and (c) no rights or licenses are granted to any Party’s Marks.
4.15    Amendment to Section 2.7. Section 2.7 is hereby amended by deleting it in its entirety and replacing it with the following:
2.7     R&D. Notwithstanding any exclusive rights and licenses granted to BH in Section 2.1, Section 2.2, or Section 2.3, NET Power shall retain a non-exclusive right to undertake its internal research and development activities with respect to KPEPs. For the avoidance of doubt, there is no restriction (internal or external) on the research and development activities of NET Power with respect to products that are not KPEPs.
4.16    Amendment to Section 2.8. Section 2.8 is hereby amended by deleting it in its entirety and replacing it with the following:
2.8     Solicitation of Third-Party Suppliers. Notwithstanding any exclusive rights and licenses granted to BH in Section 2.1, Section 2.2, or Section 2.3, NET Power shall further retain a non-exclusive right to solicit third-party commercial suppliers of Exclusive Utility Products (e.g., via RFQ), provided that such solicitation may only include Technical Information in existence as of the Effective Date of the License Agreement that is included in the Licensed IP.
4.17    Amendment to Section 2.9. Section 2.9 is hereby suspended in its entirety and shall be of no force or effect during the Suspension Period (as defined in the Suspension Agreement). In connection with any mutual agreement by the Parties to reinstate the A&R JDA in accordance with the Suspension Agreement, the Parties agree to negotiate in good faith a Loss of Exclusivity provision (if any), or the absence thereof, which shall be agreed in writing as a condition to any reinstatement of the A&R JDA. For the avoidance of doubt, the Loss of Exclusivity provisions of Section 2.9 as in effect prior to this First Amendment shall not automatically revive upon any reinstatement of the A&R JDA unless expressly agreed in writing by the Parties.
4.18    Amendment to Section 2.10. Section 2.10(a) is hereby amended by deleting it in its entirety and replacing it with the following:
(a)     As soon as reasonably practicable after the Effective Date and at any time during the term of this Agreement at BH’s request, and at no charge to BH, NET Power shall, using commercially reasonable efforts: (i) disclose and transfer to BH copies of relevant Technical Information included in or useful to exploit the Licensed IP, in each of the foregoing cases, in a manner to support BH in the exercise of the rights and licenses granted to BH hereunder, and (ii) provide to BH technical assistance and support, in connection with such Technical Information to enable BH to use and exploit the Licensed IP and related Technical Information as contemplated by this Agreement, and, without limiting the foregoing, as soon as reasonably practicable after the First Amendment Effective Date, at BH’s request, and at no charge to BH, NET Power shall, using commercially reasonable efforts, provide any further Technical Information included in the Licensed IP and technical assistance and support in connection with such Technical Information to enable BH to use and exploit the Licensed IP and related Technical Information as contemplated by this Agreement. Such technical assistance and support shall be timely provided according to BH’s implementation plan of its license rights and NET Power shall accordingly use commercially reasonable efforts to make its personnel available. Nothing in this Section 2.10, or in Section 3, shall require BH to return, destroy, discontinue use of, or otherwise limit BH’s right to retain and use any Technical Information that BH already has in its possession or control, whether obtained prior to, as part of any disclosure, or outside of any disclosure pursuant to this Section 2.10; provided that BH’s retention and use of any such Technical Information shall remain subject to the confidentiality and non-use obligations of Section 3.
4.19    Amendment to Section 3. Section 3 is hereby amended by deleting it in its entirety and replacing it with the following:
(a)     Non-Use and Nondisclosure.
(i)     The Receiving Party shall maintain the Confidential Information of the Disclosing Party in trust and confidence, including using at least those measures it uses to protect its own most valuable confidential information, and shall not disclose to any third party or use any Confidential Information of the Disclosing Party for any unauthorized purpose. The Receiving Party may use the Confidential Information of the Disclosing Party only to the extent required for the purpose of exercising its rights, and/or performing its obligations, pursuant to this Agreement. The Receiving Party may not use any Confidential Information of the Disclosing Party for any other purpose or in any manner that would constitute a violation of any laws. The Receiving Party’s obligations of confidentiality and nondisclosure shall survive for a period of five (5) years following the expiration or termination of this Agreement.

(ii)     Notwithstanding anything in this Agreement to the contrary, BH Sensitive Information may not be disclosed by NET Power other than to (A) those individuals and/or job functions expressly designated in writing by BH and/or NPI; (B) NET Power’s legal counsel, solely to the extent necessary as a result of legal or compliance requirements; or (C) NET Power’s directors and officers in connection with NET Power’s board or governance materials, in each case subject to the confidentiality obligations of this Section 3.
(b)     Permitted Disclosure. Subject to the limitations set forth in Section 3(a)(ii), Confidential Information may only be disclosed to the Receiving Party, its Affiliates and its and their agents, representatives, officers, directors, employees, consultants, agents, attorneys, and Subcontractors, in each case who have a need to know such information under this Agreement, and who have entered into binding confidentiality agreements with the Receiving Party that are consistent with the protections for confidential information under this Agreement (collectively, “Authorized Representatives”). The Receiving Party shall advise its Authorized Representatives of the confidential nature thereof and of their duty to protect any Confidential Information from improper use or disclosure, and agrees that the Receiving Party will be responsible for the actions or omissions of such Authorized Representatives.
(c)     Destruction of Confidential Information. Subject to the Receiving Party’s retention rights expressly set forth in clauses (a) and (b) of this Section 3(c), upon the Disclosing Party’s written request, or upon expiration or termination of this Agreement, the Receiving Party shall, and shall cause its Authorized Representatives to, destroy all Confidential Information, and certify that it has, and its Authorized Representatives have, done so, provided that (a) the Receiving Party may retain copies of, and continue to use, any Intellectual Property and/Technical Information licensed to it in accordance with this First Amendment or the License Agreement and (b) the Receiving Party may retain copies of any of the Disclosing Party’s Confidential Information solely as necessary for compliance purposes and as necessary to continue to fulfill its surviving obligations under this Agreement, all in accordance with the Receiving Party’s document retention policy (provided that any such copies shall be maintained in compliance with the confidentiality obligations of this Section 3 until destroyed by the Receiving Party).
(d)     Required Disclosure. The Receiving Party may disclose the Confidential Information of the Disclosing Party when required by law or otherwise in response to a valid order of a court or other governmental body (provided, however, that, if legally permissible, the Receiving Party shall first have given notice to the Disclosing Party and shall have made a reasonable effort to obtain a protective order requiring that such Confidential Information be used only for the purposes for which the order was issued) and in any event, does not disclose any more of such Confidential Information than is reasonably necessary in the circumstances.
(e)     Equitable Relief. Without limiting the foregoing, the Receiving Party agrees that any unauthorized use of the Disclosing Party’s Confidential Information may cause immediate and irreparable injury to the Disclosing Party and therefore money damages may be incalculable and insufficient. Accordingly, in such instances, the Disclosing Party will be entitled, in addition to any other available remedies at law or in equity, to seek from any court of competent jurisdiction, and if such court validly and finally grants it, to obtain equitable relief without bond and without necessity of showing actual monetary damages.
4.20    Amendment to Section 6.2. Section 6.2(i) is hereby amended by deleting it in its entirety and replacing it with the following:
it has, and throughout the Term, will (a) retain the right, power, and authority to grant the rights hereunder in the Licensed IP to BH pursuant to the terms of this Agreement; (b) in the event of assignment, license, or other disposition of any rights in such Licensed IP to a third party, such assignment, license, or other disposition of rights shall be subject to the rights granted to BH hereunder and will not result in termination or modification of the licenses granted to BH hereunder, and (c) continue to fulfill any and all obligations to any third parties, including 8 Rivers, so that the Licensed IP will continue to be licensed to BH to the fullest extent possible;
4.21    Amendment to Section 8. Section 8.2 is hereby amended by deleting subsection (c) in its entirety. Subsection (d) is amended by removing the words “or Industrial Product”. Subsections (a) and (b) of Section 8.2 shall remain in full force and effect, and the cross-references to Section 8.2(d) in the chapeau of Section 8.2 and in Section 8.5 shall be unaffected.
4.22    New Exhibit B. A new Exhibit B is hereby added to and incorporated into the License Agreement.
4.23    New Exhibit C. A new Exhibit C is hereby added to and incorporated into the License Agreement.
ARTICLE II – MISCELLANEOUS
5.    Further Actions. Each Party shall execute, acknowledge, and deliver such further instruments, and do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this First Amendment.
6.    Counterparts. This First Amendment may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall constitute together the same document. Counterparts may be signed and delivered by facsimile, or electronically in PDF format or using digital signatures, each of which shall be binding when sent.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this First Amendment to License Agreement effective as of the First Amendment Effective Date.
NET POWER, LLC
By: /s/ Danny Rice
Printed Name: Danny Rice
Title: Chief Executive Officer
Date: 9/8/2026

NUOVO PIGNONE S.R.L.
By: /s/ Frédéric Greiner
Printed Name: FRÉDÉRIC GREINER
Title: Business Management Vice President
Date: 9/8/2026

[Exhibit B (Notices) and Exhibit C (Royalties, Payments, and Audits) have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.]